EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No.5) of our report dated August 15, 2016, except for Note 25 which is dated August 31, 2016, with respect to the audited consolidated financial statements of ProGreen US, Inc. for the years ended April 30, 2016 and 2015 and also the financial statement schedule III as listed in the accompanying index. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 13, 2017